Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-8
(Form Type)

LL Flooring Holdings, Inc.

(Exact name of Registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share	Rule 457(h)	1,750,000 shares (1)	$3.01	$5,267,500 (2)	0.00011020	$580.48
Total Offering Amounts							$580.48
Total Fee Offsets							N/A
Net Fee Due							$580.48

(1) Represents common stock, nominal value $0.001 per share (the “Common Stock”) of the Registrant pursuant to the LL Flooring Holdings, Inc. 2023 Equity Compensation Plan. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the applicable plan by reason of any stock dividend, stock split, recapitalization or other similar transaction affected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

(2) Pursuant to Rule 457(h) under the Securities Act, the proposed maximum offering price is estimated, solely for the purpose of determining the registration fee, on the basis of the average high and low prices of LL Flooring’s Common Stock on May 8, 2023, as reported on the New York Stock Exchange.